EXECUTION VERSION

SECOND AMENDMENT TO
SECOND AMENDED REVOLVING CREDIT AGREEMENT AND PARTIAL RELEASE
SECOND AMENDMENT TO SECOND AMENDED REVOLVING CREDIT AGREEMENT AND PARTIAL RELEASE, dated as of May 6, 2015 (this "Agreement"), is entered into by and among Alon USA Energy, Inc., a Delaware corporation (the "Parent"), Alon USA, LP, a Texas limited partnership (the "Borrower"), all direct and indirect subsidiaries of the Parent other than the Excluded Subsidiaries (as defined in the Credit Agreement) (the Parent and such direct and indirect subsidiaries that are not Excluded Subsidiaries are hereinafter referred to individually as a "Guarantor Company" and, collectively, as the "Guarantor Companies"), the Lenders (as defined below), Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the Lenders (in such capacity, the "Agent"), and Bank Leumi USA, as co-arranger for the Lenders ("Bank Leumi").
WITNESSETH
WHEREAS, the Borrower, the Guarantor Companies, the financial institutions from time to time party thereto (each a "Lender" and collectively, the "Lenders"), the Agent and Bank Leumi are parties to the Second Amended Revolving Credit Agreement, dated as of June 22, 2006, as amended as of May 23, 2013 (as heretofore amended and otherwise modified and as hereafter further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), pursuant to which the Lenders agreed to make revolving loans to the Borrowers and to participate in letters of credit issued for the account of the Borrowers and the Guarantor Companies agreed to guarantee the Obligations;
WHEREAS, the Borrower and the Guarantor Companies have entered into the Security Agreement and the Pledge Agreement, pursuant to which each of the Borrower and the Guarantor Companies granted to the Agent, for the benefit of the Agent and the Lenders, a security interest in all of its right, title and interest in and to its Collateral to secure the Obligations; and
WHEREAS, the Loan Parties have requested that the Lenders, Bank Leumi and the Agent enter into this Agreement to modify certain provisions of the Credit Agreement, subject to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.Defined Terms; Other Definitional Provisions. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

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Section 2.    Amendments to the Credit Agreement.
(a)    New Definitions. Section 1.01 of the Credit Agreement is hereby amended by, as applicable, adding the following definitions that are new in appropriate alphabetical order or replacing the terms already defined therein with the following definitions of such terms:
""Continuing Directors" means the directors of Delek on the Second Amendment Effective Date and each other director of Delek, if, in each case, such other director's nomination for election to the board of directors of Delek is recommended by at least 60% of the then Continuing Directors."
""Control Investment Affiliate" means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise."
""Delek" means Delek US Holdings, Inc., a Delaware corporation."
""Delek Acquisition" means the acquisition by Delek of approximately 33,700,000 shares, or approximately 48% of the outstanding shares, of the Parent's common stock owned by Alon Israel.""
""Permitted Holders" means, (a) prior to the consummation of the Acquisition, Alon Israel and (b) on and after the consummation of the Acquisition (but if and only if the Acquisition shall occur on or before September 30, 2015), Delek."
""Second Amendment" means the Second Amendment to Second Amended Revolving Credit Agreement, dated as of May 6, 2015, by and among the Borrower, the Guarantor Companies, the Lenders and the Agent."
""Second Amendment Effective Date" means the date on which the Second Amendment shall become effective in accordance with its terms."
(b)    The definition of "Change of Control" is hereby amended by restating it in its entirety to read as follows:
""Change of Control" means, an event or series of events by which:
(i)    the Permitted Holders shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in the Parent representing 25% or more of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that each such person or group has the right to acquire pursuant to any option right);

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(ii)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more of the equity securities of the Parent entitled to vote for members of the board of directors of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) than the Permitted Holders;
(iii)    the Permitted Holders shall cease to have the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, Alon USA or Alon LP;
(iv)    any Person or two or more Persons acting in concert, other than the Permitted Holders or in the case of a Significant Refinery, the Company owning such Significant Refinery immediately after the Effective Date, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent or the day to day operations and management of any Significant Refinery;
(v)    the Parent shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in Alon USA representing 90% or more of the combined voting power of all equity securities entitled to vote for members of the board of directors of Alon USA on a fully-diluted basis (and taking into account all such securities that any Person has the right to acquire pursuant to any option right);
(vi)    Alon USA shall cease to own (free and clear of all Liens other than Permitted Liens), and control legally and beneficially, either directly or indirectly, equity securities in (A) Alon LP representing 90%, or (B) Alon Refining representing 81%, in each case, of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that any Person has the right to acquire pursuant to any option right);
(vii)    Alon USA shall cease to directly or indirectly own any Significant Refinery, (free and clear of all Liens other than Permitted Liens);
(viii)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of Persons (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above

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constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by Persons referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(ix)    on and after the consummation of the Acquisition (but if and only if the Acquisition shall occur on or before September 30, 2015), the members of the board of directors or other equivalent governing body of Delek shall cease to consist of a majority of Continuing Directors.
provided that (I) non-voting Capital Stock owned by any manager or employee of Alon Assets issued under any employee stock option or stock purchase plan or employee benefit plan in existence as of the date hereof or hereafter adopted, or otherwise in connection with the employment or retention of any manager or employee, in each case shall not be included in the determination of whether a Change of Control has occurred so long as such Capital Stock does not constitute, in the aggregate, more than 20% of the Capital Stock of any such Subsidiary, and (II) Capital Stock acquired by any employee of a Company (other than with respect to the Capital Stock of Alon Assets to the extent specified in clause (I)) through the exercise by such employee of any stock options granted under the stock option plan described in Schedule F hereto, shall not be included in the determination of whether a Change of Control has occurred so long as such Capital Stock does not constitute, in the aggregate, more than 16% of the Capital Stock of any Company."

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(c)    The definition of "Excluded Subsidiary" is hereby amended by restating it in its entirety to read as follows:
""Excluded Subsidiaries" means (i) the Alon Brands Excluded Subsidiaries, (ii) the Paramount Excluded Subsidiaries, (iii) Alon Paramount Holdings, Inc., a Delaware corporation, (iv) Alon Crude Pipeline, LLC, a Texas limited liability company, (v) the Alon Louisiana Subsidiaries, (vi) the Bakersfield Subsidiaries and (vii) Alon Supply, Inc., a Delaware corporation. For the avoidance of doubt and notwithstanding anything herein to the contrary, it is understood and agreed that any Person that is a Loan Party as of the Second Amendment Effective Date, shall continue to be a Loan Party and shall not be an Excluded Subsidiary even if such Person shall become a Subsidiary of any of Alon Brands, Paramount Petroleum Holdings or any other Person that (based on this definition or the definition of the Alon Brands Excluded Subsidiaries, the Paramount Excluded Subsidiaries, the Alon Louisiana Subsidiaries or the Bakersfield Subsidiaries) would cause it to be an Excluded Subsidiary."
(d)    The definition of "Termination Date" is hereby amended by restating it in its entirety to read as follows:
""Termination Date" means the earlier of (a) May 6, 2019, and (b) the date that is six months prior to (i) the final maturity date of the Drop Down Term Loan Agreement and (ii) the final maturity date of any Permitted Refinancing Term Loan Agreement."
(e)    Section 2.06 – Interest. Section 2.06(a) of the Credit Agreement is hereby restated to read in its entirety as follows:
"(a)    Revolving Credit Loans. Each Revolving Credit Loan which is a Eurodollar Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Credit Loan until such principal amount becomes due, at a rate per annum equal to (i) prior to the Second Amendment Effective Date, the greater of (A) the Eurodollar Rate for the Interest Period in effect for such Revolving Credit Loan plus 3.5%, and (B) 4.0%, and (ii) on and after the Second Amendment Effective Date, the Eurodollar Rate for the Interest Period in effect for such Revolving Credit Loan plus 3.0%. Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Revolving Credit Loan until such principal amount becomes due, at a rate per annum equal to the greater of (I) the Base Rate plus 1.0% and (II) 4.0%."
(f)    Section 2.08 – Fees. Section 2.08(a) of the Credit Agreement is hereby restated to read in its entirety as follows:
"(a)    Unused Line Fee. From and after the Second Amendment Effective Date until the Final Maturity Date, the Borrowers shall pay to the Agent for the account of the Lenders in accordance with the Lenders' respective Pro Rata Shares and in immediately available funds, an unused line fee (the "Unused Line Fee") accruing at the rate of (i) prior to the Second Amendment Effective Date, 85/100ths of 1% (0.85%) per annum, and (ii) on and after the Second Amendment Effective Date, 65/100ths of 1% (0.65%) per

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annum, in each case on the excess, if any, of the Total Commitment over the sum of the average amount of all Revolving Credit Loans and Letter of Credit Obligations outstanding from time to time. Solely for the purposes of calculating the Unused Line Fee, the total amount of Letters of Credit Obligations shall be determined based upon the maximum stated amount of each Letter of Credit and each such Letter of Credit shall be deemed to be outstanding at the maximum stated amount until the expiry date of each such Letter of Credit, irrespective of whether the maximum stated amount was reduced or such Letter of Credit was terminated prior to the expiry date of such Letter of Credit. The Unused Line Fee shall be payable quarterly in arrears on the first Business Day of each January, April, July and October of each year and shall be non-refundable."
(g)    Section 3.03(b) – Letter of Credit Fees. Section 3.03(b)(i) of the Credit Agreement is hereby restated to read in its entirety as follows:
"(i)    The Borrowers shall pay to the Agent for the ratable account of the applicable L/C Issuer a nonrefundable administration fee (a "Letter of Credit Administration Fee") for each Letter of Credit issued hereunder and for each amendment to a Letter of Credit that increases the stated amount of such Letter of Credit or extends the expiration date or stated termination date thereof, such fee to be equal to (A) prior to the Second Amendment Effective Date, 1/10 of 1% (0.10%) of the initial stated amount of such Letter of Credit or the increase in the stated amount of such existing Letter of Credit, as the case may be, and (B) on or after the Second Amendment Effective Date, (I) 7.5/100ths of 1% (0.075%) flat of the initial stated amount of such Letter of Credit (for the initial issuance of any Letter of Credit), (II) 7/100ths of 1% (0.07%) of the increase in the stated amount of such existing Letter of Credit (for any increase of the stated amount of a Letter of Credit), and (III) 7.5/100ths of 1% (0.075%) of the stated amount of any Letter of Credit (for any Letter of Credit being extended), provided that, if the same Letter of Credit is being simultaneously extended and increased, the Letter of Credit Administrative Fee shall be 7/100ths of 1% (0.07%). The Letter of Credit Administration Fee shall be payable, in the case of the issuance of a Letter of Credit, in advance of or prior to the issuance of such Letter of Credit and, in the case of an amendment of an existing Letter of Credit, in advance of or prior to the amendment of such existing Letter of Credit. In addition, the Borrowers shall pay to the Agent for the account of the Lenders, in accordance with the Lenders' Pro Rata Shares, (x) for each Letter of Credit issued hereunder, a nonrefundable issuance fee (a "Letter of Credit Issuance Fee") equal to 2.25% per annum of the stated amount of such Letter of Credit, and (y) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a nonrefundable amendment fee (a "Letter of Credit Amendment Fee") equal to 2.25% per annum of the increase in the stated amount of such Letter of Credit."
Section 3.    Second Amendment Fee. The Borrowers shall pay to the Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an amendment fee (the "Second Amendment Fee") equal to $1,800,000, which shall be due and payable on the Second Amendment Effective Date. The Borrowers agree that the Second Amendment Fee has been fully earned as of the date hereof and that no portion of the Second Amendment Fee shall be refundable for any reason whatsoever.

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Section 4.    Release of Released Companies.
(a)    Without recourse and without any representation or warranty of any kind, subject to Section 5 hereof, (i) the Agent hereby irrevocably terminates and releases any and all liens, security interests or other charges or encumbrances in favor of the Agent for the benefit of the Secured Parties in the assets and property of each of Alon Paramount Holdings, Inc. and Alon Crude Pipeline, LLC (collectively, the "Released Companies"), and (ii) each Loan Party hereby releases the Agent and the Lenders from any duty, liability or obligation (if any) under the Credit Agreement and any other Loan Document with respect to such assets and property of the Released Companies.
(b)    Without recourse and without any representation or warranty of any kind, subject to Section 5 hereof, the Agent hereby irrevocably releases and discharges the Released Companies from any and all Obligations under or pursuant to the Credit Agreement and the other Loan Documents, including the Guaranties made by Released Companies pursuant to the Credit Agreement, other than any Obligations that survive the termination of the Loan Documents by express provisions thereof.
Section 5.    Conditions to Effectiveness. The effectiveness of the amendments provided for in Section 2 and the release provided for in Section 4 are subject to the fulfillment of the following conditions (the date such conditions are fulfilled is hereafter referred to as the "Second Amendment Effective Date"):
(a)    Payment of Fees, Etc.    The Borrowers shall have paid to the Agent (i) the Second Amendment Fee and (ii) all other costs and expenses payable on the Second Amendment Effective Date pursuant to Section 12.05 of the Credit Agreement.
(b)    Representations and Warranties; No Event of Default. The representations and warranties contained in this Agreement, the Credit Agreement (after giving effect to this Agreement) and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Second Amendment Effective Date shall be true and correct, (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects, and (ii) otherwise, in all material respects, in each case on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that any such representation and warranty expressly relates solely to an earlier date (in which case such representation and warranty shall be true and correct on and as of such date); and, after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.
(c)    Delivery of Documents. The Agent shall have received on or before the Second Amendment Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Second Amendment Effective Date:
(i)    counterparts to this Agreement, duly executed by the Loan Parties, the Agent and the Lenders;
(ii)    certified copies of request for copies of information on Form UCC‑11, listing all effective financing statements that name as debtor any Loan Party and which are filed in any office necessary or, in the reasonable opinion of the Agent, desirable to perfect any security interest

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created by a Security Document, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Agent, shall not show any such Liens;
(iii)    a copy of the resolutions adopted by the Board of Directors or equivalent governing body of each Loan Party, certified as of the Second Amendment Effective Date by authorized officers thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by this Agreement and the other documents, instruments and agreements executed and/or to be delivered in connection herewith or therewith, and (B) the execution, delivery and performance by each Loan Party of this Agreement and the other documents, instruments and agreements executed and/or to be delivered in connection herewith or therewith;
(iv)    a certificate of an authorized officer of each Loan Party, certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the other agreements, instruments and documents to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith, together with evidence of the incumbency of such authorized officers;
(v)    a certificate, dated as of a date (A) not more than thirty days prior to the Second Amendment Effective Date, of the appropriate official(s) of the states of incorporation, and (B) not more than one hundred and eighty days prior to the Second Amendment Effective Date, of the appropriate official(s) of each state of foreign qualification of each Loan Party, in each case, certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;
(vi)    a certificate from an authorized officer of each Loan Party, certifying (A) its charter, certificate of formation or other organizational document, or (B) its by-laws, limited liability agreement or limited partnership agreement or equivalent, and attaching a true, correct and complete copy of such document;
(vii)    an opinion of Vinson & Elkins LLP, special counsel to the Loan Parties, as to such matters as the Agent may reasonably request;
(viii)    a certificate of the chief executive officer or the chief financial officer of the Administrative Borrower, certifying as to the matters set forth in subsection (b) of this Section 5;
(ix)    a copy of the projections required by Section 7.01(a)(vi); and
(x)    such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request including, without limitation, all inter-company management services agreements among the Borrowers and the Guarantors or between the Borrowers and third parties.

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Section 6.    Representations and Warranties. To induce the other parties hereto to enter into this Agreement, the Loan Parties represent and warrant to the Agent and the Lenders that:
(a)    Each of the Companies and the Parent (i) is a corporation, limited liability company or limited partnership (as applicable) duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Agreement, and to perform the Credit Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.
(b)    The execution, delivery and performance by each of the Companies and the Parent of this Agreement and the performance by each of the Companies and the Parent of the Credit Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene, in the case of a corporation, its charter or by-laws, in the case of a limited liability company, its certificate of formation and limited liability operating agreement, or any applicable equivalent document, and in the case of a limited partnership, its certificate of limited partnership and limited partnership agreement, or any applicable equivalent document, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any such Loan Document or Term Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a Material Adverse Effect. The execution, delivery and performance by each of the Companies and the Parent of the New Parent Term Loan Agreement do not and will not violate any provision of the Credit Agreement or other Loan Documents.
(c)    No authorization, approval or consent of or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by each Company and the Parent of this Agreement, or for the performance of the Credit Agreement, as amended hereby.
(d)    Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of any Loan Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each

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Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.
(e)    This Agreement, the Credit Agreement, as amended hereby, and each other Loan Document to which a Company or the Parent is a party is a legal, valid and binding obligation of such Company or the Parent, as applicable, enforceable against such Company or the Parent, as applicable, in accordance with its terms except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and by general principles of equity.
(f)    The representations and warranties contained in this Agreement, the Credit Agreement (after giving effect to this Agreement) and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Second Amendment Effective Date are true and correct, (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects, and (ii) otherwise, in all material respects, in each case on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that any such representation and warranty expressly relates solely to an earlier date (in which case such representation and warranty shall be true and correct on and as of such date); and, after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.
Section 7.    Reservation of Rights. No action or acquiescence by the Agent and the Lenders, including, without limitation, this Agreement of, or the acceptance of any payments under, the Credit Agreement, shall constitute a waiver of any Default or Event of Default that may exist as of the Second Amendment Effective Date, except as otherwise expressly provided herein. Accordingly, the Agent and the Lenders reserve all of their rights under the Credit Agreement, the Loan Documents, at law and otherwise regarding any such Default or Event of Default, except as otherwise expressly provided herein.
Section 8.    Continued Effectiveness of the Credit Agreement and Other Loan Documents. Each Loan Party hereby (i) acknowledges and consents to this Agreement, (ii) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Second Amendment Effective Date all references in any such Loan Document to "the Credit Agreement", the "Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as modified by this Agreement, and (iii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the WC Collateral Agent or the Agent for the benefit of the Lenders, or to grant to the WC Collateral Agent or the Agent for the benefit of the Lenders a security interest in or Lien on, any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement (as modified hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Agreement does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties' obligations to repay the Obligations in accordance with the terms of Credit Agreement, or the obligations of the Loan Parties under any

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Loan Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of WC Collateral Agent, the Agent or any Lender under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.
Section 9.    Miscellaneous.
(a)    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a counterpart hereby by facsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart hereof.
(b)    Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(c)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(d)    THE LOAN PARTIES, THE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(e)    Each Loan Party hereby acknowledges and agrees that this Agreement constitutes a "Loan Document" under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Agreement shall have been untrue, false or misleading in any material respect when made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement.
(f)    The Loan Parties will pay on demand all reasonable fees, reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement and the administration of the Credit Agreement, including, without limitation, the reasonable fees, out-of-pocket disbursements and other client charges of Schulte Roth & Zabel LLP.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower: ALON USA, LP By: Alon USA GP II, LLC, its general partner

By	/s/ Shai Even
Name: Shai Even
Title: Senior Vice President and Chief Financial Officer

Guarantor Companies

ALON USA REFINING, LLC
ALON USA, INC.
ALON USA ENERGY, INC.
ALON USA GP, LLC
ALON USA GP II, LLC
ALON ASSETS, INC.
ALON USA CAPITAL, INC.
ALON BRANDS, INC.
ALON USA DELAWARE, LLC
ALON USA PARTNERS GP, LLC
ALON USA HOLDINGS, LLC

By	/s/ Shai Even
Name: Shai Even
Title: Senior Vice President and Chief Financial Officer

ALON USA PARTNERS, LP By: Alon USA Partners GP, LLC, its general partner

By	/s/ Shai Even
Name: Shai Even
Title: Senior Vice President and Chief Financial Officer

Second Amendment

Lender:: ISRAEL DISCOUNT BANK OF NEW YORK

By	/s/ Ilya Teplitskiy
Name: Ilya Teplitskiy
Title: Vice President

By	/s/ Zahi Levy
Name: Zahi Levy
Title: Senior Vice President

Second Amendment

Lender:: BANK LEUMI USA

By	/s/ Dr. Avram Keusch - 827
Name: Dr. Avram Keusch - 827
Title: First Vice President

By	/s/ Omri Offer - 972
Name: Omri Offer - 972
Title: Assistant Vice President

Second Amendment